Exhibit (k)(6)

COMPLIANCE SERVICES AGREEMENT

This Compliance Services Agreement (the “Agreement”) is effective as of the 7th day of February, 2023 between Cynthia Aragon, Esq. (“Consultant”), an individual and Alti Private Equity Access Fund, a closed-end registered investment company organized as a Delaware statutory trust (the “Fund”).

APPOINTMENT

The Fund hereby appoints CONSULTANT, and CONSULTANT hereby agrees, to act in the capacity of a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 (“Rule 38a-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, to the extent provided in Appendix D, as may be amended from time to time, CONSULTANT shall provide an Anti-Money Laundering (“AML”) Officer to the Fund.

SCOPE OF SERVICES

The Fund hereby appoints Consultant, and Consultant hereby agrees, to act as Chief Compliance Officer (“CCO”) and Anti-Money Laundering Officer, as described in Rule 38a-1 (“Rule 38a-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Under the terms of this Agreement, Cynthia Aragon shall be appointed by the Board as the CCO for the Funds. Ms. Aragon will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.

A.	Policies and Procedures

Consultant will conduct an evaluation of the Internal Controls by reviewing any written policies and procedures, audit reports and statements from the Key Service Providers (collectively, the investment adviser, sub-adviser, administrator, transfer agent, fund accountant and auditor). After a review of the current policies and procedures, Consultant will make recommendations for any enhancements or changes, report to the Board if a Key Service Provider does not implement the recommendations and follow up as needed for changes in rules or regulations.

As part of the preliminary review, Consultant will focus on ensuring there are appropriate procedures in place for the following:

1.	Pricing of portfolio securities and fund shares, including appropriate procedures for fair value prices, evaluating when market quotations are no longer reliable, and establishing a methodology used to value securities;

2.	Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act;

3.	Protection of material nonpublic information;

4.	Compliance with Fund governance requirements;

5.	Maintenance of Books and Records; and

6.	Business Continuity and Cybersecurity.

B.	Annual Review of Policies and Procedures

Consultant shall review the policies and procedures annually as part of the 38a-1 review process (See Compliance Program Manual). This review is designed to ensure consistency with regulatory expectations of risk based policies and procedures, and maintaining compliance with U.S. Securities and Exchange Commission (“SEC”) regulations, including under Rule 38a-1 under the 1940 Act.

Any amendments to the policies and procedures will be based on industry best practices and regulatory guidance. The Compliance Program Manual will serve as the Funds’ primary policy and procedures manual and will include summaries of the compliance policies and procedures of each of the Fund’s Service Providers.

C.	Anti-Money Laundering

As part of the AML program, CONSULTANT will review the policies and procedures of the Fund and Key Service Providers at least annually to ensure compliance with applicable Federal Law and guidelines of the Regulators. As part of the annual review process, Consultant will ensure the following:

1)	Adequate training for personnel involved in AML activities/screening;

2)	Review independent testing of AML Programs;

3)	Review delegation of the AML Activities for the Fund;

4)	Review any suspicious activity reporting done on behalf of the Fund; and

5)	Report to the Board and findings and/or recommendations.

PAYMENT

The fees for services are set forth in the attached Schedule A. The payment of all fees and the reimbursement of all out of pocket expenses, defined on Schedule A (“Out of Pocket Expenses”) shall be due and payable within thirty (30) days of receipt of an invoice from Consultant (the “Due Date”). Interest may accrue, at the lesser of 10% per annum or the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

PROPRIETARY INFORMATION

Consultant recognizes that the Funds may be subject to the provisions of the SEC’s Regulation S-P, or other privacy rules promulgated under the Gramm-Leach-Bliley Act (the "GLBA"). In carrying out its duties, Consultant will acquire information of a confidential nature relating to the Funds’ business activities and its clients. Consultant hereby agrees to maintain the confidentiality of this information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Funds or their Service Providers unless required by law or in response to regulatory inquiries.

STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

Independent Contractor: Consultant shall act as an independent contractor and not as an agent of the Funds and makes no representation as an agent of the Funds, except to the extent that the CCO shall act as an appointed officer of the Funds and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Funds within the scope of his authority as approved by the Board. Consultant does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. Though some work may involve analysis of accounting and financial records, at no time will work performed be deemed to be an audit of the Funds in accordance with generally accepted auditing standards or otherwise, nor will any work performed consist of a review of the internal controls of the Funds.

Indemnification of CONSULTANT: The Fund shall indemnify and hold Consultant harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Fund’s refusal or failure to comply with the terms of this Agreement, (ii) the Fund’s lack of good faith, gross negligence or willful misconduct with respect to the Fund’s performance under or in connection with this Agreement, or (iii) all actions taken by CONSULTANT hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties. CONSULTANT shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Funds, advice of the Funds, or of counsel for the Funds and upon statements of the Funds’ independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of CONSULTANT, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. Each Fund shall hold CONSULTANT harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by such Fund or its Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

Indemnification of the Funds: CONSULTANT shall indemnify and hold the Funds harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to CONSULTANT’ refusal or failure to comply with the terms of this Agreement, or which arise out of CONSULTANT’ lack of good faith, gross negligence or willful misconduct with respect to CONSULTANT’ performance under or in connection with this Agreement.

Liability: Except to the extent that CONSULTANT may be liable pursuant to this paragraph, CONSULTANT shall not be liable for any action taken or failure to act in good faith in reliance upon: (i) advice of the Funds or of counsel to the Funds; (ii) any written instruction or certified copy of any resolution of the Board, and CONSULTANT may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by CONSULTANT to have been validly executed; (iii) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by CONSULTANT to be genuine and to have been signed or presented by the Funds or other proper party or parties; or (iv) reasonable actions taken by CONSULTANT based on information provided by other Service Providers to the Funds.

CONSULTANT shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which CONSULTANT reasonably believes in good faith to be genuine.

Errors of Others: CONSULTANT shall not be liable for the errors of other Service Providers to the Funds, and errors in information provided by an investment adviser or custodian to the Funds.

Limitation of Shareholder and Director/Manager Liability. The Directors/Managers and Shareholders of the Fund shall not be liable for any obligations of the Fund under this Agreement, and CONSULTANT agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Funds to which CONSULTANT’ rights or claims relate in settlement of such rights or claims. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the shareholders, Directors/Managers, nominees, officers, agents or employees of the Fund personally, but bind only the property of the Funds. The execution and delivery of this Agreement has been authorized by the Directors/Managers of the Fund and signed by an authorized representative of the Fund, acting as such, and neither such authorization by such Directors/Managers nor such execution and delivery by such authorized representative shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund. A copy of the Fund’s Certificate of Formation is on file with the Secretary of State (or equivalent authority) of the state or jurisdiction of its organization.

In the event that CONSULTANT is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which CONSULTANT is not a party, CONSULTANT shall promptly notify the Funds and shall be reimbursed by the Funds at the then current standard billing rates for CONSULTANT’ professional time and expenses, including reasonable attorneys’ fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the CCO incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers/Errors and Omissions insurance policy of the Funds, in accordance with the terms therein and the deductibles applicable to such policy shall be covered by the Funds.

EFFECTIVE DATE, TERM AND TERMINATION

Effective Date and Term. This Agreement shall become effective on the date first above written and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one year periods (a “Renewal Term”) subject to approval of the Board.

Termination. This Agreement may be terminated (i) at the end of the Initial Term (or Renewal Term) by either party by providing at least ninety (90) days’ written notice prior to the commencement of a Renewal Term, (ii) upon removal of the CCO, or (iii) upon written notice of material breach, provided that a party shall have thirty (30) days to remedy any such material breach. In the event of termination, CONSULTANT agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Funds and their shareholders.

Fees Resulting from Termination. Except in the event of a termination by the Funds due to an uncured material breach by CONSULTANT, the Funds shall pay CONSULTANT all compensation and fees, including accrued expenses, owing through the Initial Term, or any Renewal Term, as applicable, on the date of termination or the date that the provision of services cease, whichever is later.

EXCEPTIONS RESULTING FROM BOARD ACTION

Termination. If the Board dismisses the Funds’ CCO, this Agreement will either end immediately or, at the discretion of both parties, CONSULTANT may present an alternative CCO for Board consideration and approval to continue the CCO duties set forth under this Agreement.

Resignation by CCO. If the CCO voluntarily resigns, at the discretion of both parties, CONSULTANT may present an alternative CCO for Board consideration and approval to continue CCO duties under this Agreement. If the Board chooses to end its relationship with CONSULTANT as a result of such voluntary resignation by the CCO, this Agreement would end, and the Funds would pay CONSULTANT only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new CCO officially assumes responsibility. CONSULTANT will make every effort to assist the Board in a smooth transition during this period.

MISCELLANEOUS

Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of California.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third-party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

To ALTI Private Equity Access Fund:

Attn: Legal Department

Alti Private Equity Access Fund

Email: joseph@altifinancial.com

To CONSULTANT:

Cynthia Aragon, CCO

4115 Temescal Avenue

Norco, CA 92860

Telephone: (917) 843-9967

Email: cynthia@altifinancial.com

With a copy to:

Anna Pinedo

Meyer Brown

1221 Avenue of the Americas New York, NY 10020

Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ALTI PRIVATE EQUITY FUND	CONSULTANT

By:	By:
Name: Joseph Bonvouloir		Cynthia Aragon
Title: Principal Executive Officer		CCO

Schedule A – FEES

1)	Base Fee – Fund Chief Compliance Officer and Anti-Money Laundering Compliance Services.

The quarterly fee under this Agreement will be $10,500.00 payable in advance beginning on the date the Fund is effective with the Securities and Exchange Commission. If the Fund becomes effective intra-quarter, the quarterly fee will be pro-rated based on a 90-day quarter for calculation purposes for the remainder of that quarter. The invoices shall be due and payable by the Fund within thirty (30) days of receipt of an invoice from CONSULTANT. Each invoice provided by CONSULTANT shall include the amount due and a brief description of the services rendered.

plus

2)	Out of Pocket Expenses.

Reasonable expenses incurred in connection with the Fund’s business, including, but not limited to, travel and meals, visits to the Funds’ Service Providers, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Fund on a quarterly basis. The Fund agrees to reimburse CONSULTANT for all Out of Pocket Expenses incurred by CONSULTANT in connection with the services provided to the Funds pursuant to this Agreement. Where the Fund’s CCO makes a single visit to Service Providers for purposes not only of the Fund, but also for other CONSULTANT clients that employ the same Service Providers, the travel costs will be divided among the Funds and such clients equally. An invoice detailing these Out of Pocket Expenses, including any fund-specific expenses, will be submitted to the Funds at the end of each quarter, and will be payable by the Fund within thirty (30) days of receipt of an invoice from CONSULTANT.